Registration Statement No. 333-226421 Dated December 3, 2019; Rule 433 Page 1 Fixed-to-Floating Rate Eligible Liabilities Senior Notes due November 2025 Eligible Liabilities Senior Notes, Series D Terms and Conditions Tuesday, December 3, 2019

Final Terms of the Notes Capitalized terms used but not defined herein are defined as set forth in the Pricing Supplement No. 3116 dated November 21, 2019 (the “Pricing Supplement”). Issuer : Deutsche Bank AG New York Branch Issuer’s Long-term Senior Non-Preferred Unsecured Rating : Baa3 (Moody’s); BBB- (S&P); BBB (Fitch) Form of Debt : Eligible Liabilities Senior Notes (Senior non-preferred) Nominal Amount : USD 500,000,000 The Notes offered hereby constitute a further issuance of, and will be consolidated with, the USD 1,500,000,000 aggregate principal amount of Fixed-to-Floating Rate Eligible Liabilities Senior Notes due November 26, 2025 issued by us on November 26, 2019. The Notes offered hereby will have the same ISIN and CUSIP numbers as the previously issued Fixed-to-Floating Rate Eligible Liabilities Senior Notes due November 26, 2025 and will trade interchangeably with the previously issued Fixed-to-Floating Rate Eligible Liabilities Senior Notes due November 26, 2025 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $2,000,000,000. Trade Date : December 3, 2019 Issue Date : December 6, 2019 Interest Accrual Date : November 26, 2019 Reset Date : November 26, 2024 Maturity Date : November 26, 2025 Fixed Rate : From, and including, the Interest Accrual Date to, but excluding the Reset Date (the “Fixed Rate Period”), the notes will bear interest at 3.961% per annum, payable semi-annually in arrears on each Interest Payment Date, based on a 30/360 day count convention. Floating Rate : From, and including, the Reset Date to, but excluding the Maturity Date (the “Floating Rate Period”), the notes will bear interest equal to Compounded SOFR plus the Spread, payable quarterly in arrears on each Interest Payment Date, based on an Actual/360 day count convention. In no case will the amount payable on any Interest Payment Date be less than zero. Compounded SOFR : A compounded average of daily SOFR determined for each quarterly Interest Period in accordance with the specific formula described in the Preliminary Pricing Supplement under “Description of the Notes—Compounded SOFR.” For purposes of calculating Compounded SOFR with respect to the final Interest Period, the daily SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date will be the daily SOFR in respect of such Rate Cut-Off Date. Spread : 2.581% Reoffer Price : 100.794%, plus accrued interest Fees : 0.325% Aggregate Accrued Interest : USD 550,138.89 (10 days) Day Count Basis : During the Fixed Rate Period, 30/360 During the Floating Rate Period, Actual/360 Interest Periods : With respect to the Fixed Rate Period, each period from, and including, an Interest Payment Date (or the Settlement Date in the case of the first Interest Period during the Fixed Rate Period) to, but excluding, the following Interest Payment Date (or the Reset Date in the case of the final Interest Period during the Fixed Rate Period). With respect to the Floating Rate Period, each period from, and including, an Interest Period End Date (or the Reset Date in the case of the first Interest Period during the Floating Rate Period) to, but excluding, the following Interest Period End Date (or the Maturity Date in the case of the final Interest Period during the Floating Rate Period). Interest Period End Dates : With respect to the Floating Rate Period, February 26, May 26, August 26 and November 26 of each year, beginning on February 26, 2025 and ending on the Maturity Date; provided that if any scheduled Interest Period End Date (other than the Maturity Date) is not a Business Day, it will be postponed to the following Business Day, except that, if that Business Day would fall in the next calendar month, the Interest Period End Date will be the immediately preceding Business Day.

Registration Statement No. 333-226421 Dated December 3, 2019; Rule 433 Page 2 Fixed-to-Floating Rate Eligible Liabilities Senior Notes due November 2025Eligible Liabilities Senior Notes, Series D Terms and Conditions Tuesday, December 3, 2019

Final Terms of the Notes If the scheduled final Interest Period End Date (i.e., the Maturity Date) falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue from and after the scheduled final Interest Period End Date. Interest Payment Dates : With respect to the Fixed Rate Period, May 26 and November 26 of each year, beginning on May 26, 2020 and ending on the Reset Date; provided that if any scheduled Interest Payment Date is not a Business Day, the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid. With respect to the Floating Rate Period, the second Business Day following each Interest Period End Date; provided that the Interest Payment Date with respect to the final Interest Period will be the Maturity Date. Rate Cut-Off Date : The date that is the second U.S. Government Securities Business Day prior to the Maturity Date Early Redemption : We have the right to redeem the notes in whole, but not in part, at 100% of the Principal Amount together with any accrued but unpaid interest on the Reset Date by giving not less than 5 Business Days’ prior notice. If the scheduled Reset Date is not a Business Day, it will be postponed to the following Business Day. U.S. Government Securities Business Day : Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities. Business Day : New York and TARGET2 Listing : None Denominations : Minimum denominations of USD 150,000 and integral multiples of USD 1,000 in excess thereof ISIN : US251526CB33 CUSIP : 251526CB3 Lead Manager : Deutsche Bank Securities Inc. Settlement : DTC and Euroclear/Clearstream Calculation Agent : Deutsche Bank AG, London Branch Documentation : SEC Registered Eligible Liabilities Terms : Waiver of right to set-off; no events of default; repurchase prior to maturity subject to regulatory approval if then required under applicable law; recognition of applicable resolution measures Resolution Measures : Holders of notes will be bound by and will be deemed to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, certain specifically defined senior unsecured debt instruments, including the notes, would rank junior to all other outstanding unsecured unsubordinated obligations of the Issuer and would be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. Please see “Resolution Measures and Deemed Agreement” below for more information. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus.

• Pricing supplement dated November 21, 2019: https://www.sec.gov/Archives/edgar/data/1159508/000095010319015847/dp116308_424b2-ps3116.htm • Prospectus supplement dated August 20, 2018: https://www.sec.gov/Archives/edgar/data/1159508/000095010318009814/dp94665_424b2-prosupsd.htm • Prospectus dated August 20, 2018: https://www.sec.gov/Archives/edgar/data/1159508/000119312518252721/d567315d424b21.pdf Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.